November 22, 2024

Carlos Moreira
Chief Executive Officer
SEALSQ Corp
Craigmuir Chambers, Road Town
Tortola, British Virgin Islands VG1110

       Re: SEALSQ Corp
           Registration Statement on Form F-3
           Filed November 20, 2024
           File No. 333-283358
Dear Carlos Moreira:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Patrick Fullem at 202-551-8337 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of
Manufacturing
cc:   Herman H. Rasp  , Esq.